Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

Equity Bancshares, Inc. Reports Record Net Income for Second Quarter 2018,

Completes Expansion in Southwest Kansas and Kansas City Metro Area,

Announces Additional Expansion in Oklahoma

WICHITA, Kansas, July 19, 2018 (GLOBE NEWSWIRE) – Equity Bancshares, Inc. (NASDAQ: EQBK), (“Equity”, “we”, “us”, “our”), the Wichita-based holding company of Equity Bank, reported its unaudited results for the quarter ended June 30, 2018, including net income allocable to common stockholders for the quarter of $6.9 million, or $0.44 per diluted share.  Year-to-date 2018 net income allocable to common stockholders was $15.6 million and $1.02 per diluted share.

Brad Elliott, Chairman and CEO of Equity, said, “Once again, our Equity Bank team demonstrated considerable talent and determination by providing innovative solutions that serve our customers, while executing our strategy to add vibrant, stable markets to our company footprint.  In the second quarter, our teams welcomed communities in Liberal and Hugoton, Kansas and Blue Springs, Missouri, into the Equity Bank family; as well as continuing to grow organically within our markets.  Our new team members in Liberal, Hugoton and Blue Springs have been instrumental in providing a seamless transition for customers, while partnering with our merger teams to close and complete on schedule.

Mr. Elliott continued, “We are also pleased to welcome a strong community bank in City Bank and Trust of Guymon, Oklahoma to our footprint later this year and add to our growing Oklahoma presence.  We believe City Bank and Trust’s leadership team is a match with our credit and operating culture as well as our philosophy.  We continue to position Equity Bank for growth by reviewing merger candidates that are a cultural fit and which will add to our focus of growing organically, while not sacrificing our high credit-quality.”

Notable Items

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Income before taxes for the second quarter of 2018 was $8.8 million, or $0.56 per diluted share, compared to $9.4 million, or $0.76 per diluted share, for the same time period in 2017.  Income before taxes, adjusted to exclude merger expense, was a record $14.0 million, or $0.89 per diluted share, for the second quarter of 2018, compared to $9.5 million, or $0.77 per diluted share, for the second quarter of 2017.

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Stated diluted earnings per share in the second quarter of 2018 was $0.44.  Merger expenses, adjusted for estimated income tax, were $4.0 million in the second quarter of 2018, or $0.26 per diluted share.

-

Net income allocable to common stockholders, adjusted for after-tax merger expense, was a record $10.9 million, or $0.69 per diluted share in the second quarter of 2018. Net income allocable to common stockholders, adjusted for after-tax merger expense of $84 thousand, was $6.4 million, or $0.52 per diluted share in the second quarter of 2017.

Highlights of Equity’s growth include:

-	Total loans held for investment of $2.41 billion at June 30, 2018, as compared to total loans held for investment of $2.10 billion at December 31, 2017.
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Total deposits were $2.64 billion at June 30, 2018, and $2.38 billion at December 31, 2017.  Signature deposits, or core deposits comprised of checking accounts, savings accounts and money market accounts, were $1.83 billion at June 30, 2018, compared to $1.61 billion at December 31, 2017.

-	Total assets of $3.71 billion at June 30, 2018, compared to $3.17 billion at December 31, 2017.
-	Book value per common share of $27.44 at June 30, 2018 and $25.62 at December 31, 2017. Tangible book value per common share of $18.16 at June 30, 2018 and $17.61 at December 31, 2017.

On June 12, 2018, Equity announced its definitive merger agreement to acquire City Bank and Trust (“CBT”) of Guymon, Oklahoma, from parent company Docking Bancshares, Inc. (“Docking”) of Arkansas City, Kansas.  After the merger, which is expected to be completed during the fourth quarter of 2018, pending customary closing conditions and regulatory approval, Equity will have completed 18 successful business combinations since 2003, and

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

8th since the Company’s initial public offering in November 2015.  Following the merger with CBT, Equity will have 49 full-service bank locations throughout its footprint, including six in Oklahoma.

Equity also completed its mergers with Kansas Bank Corporation (“KBC”), parent company of First National Bank of Liberal/Hugoton (“FNB”) in Liberal, Kansas and Adams Dairy Bancshares, Inc. (“Adams”), parent company of Adams Dairy Bank in Blue Springs, Missouri, on May 4, 2018.  Results of operations of KBC and Adams are included in Equity’s second quarter results subsequent to their mergers.

Financial Results for Six Months Ended June 30, 2018

Net income allocable to common stockholders was $15.6 million for the six months ended June 30, 2018 as compared to $11.2 million for the six months ended June 30, 2017, an increase of $4.4 million or 38.9%.  Financial results reflect the mergers with KBC and Adams beginning on May 5, 2018.  The KBC merger added four bank locations in Liberal, Kansas and one bank location in Hugoton, Kansas with total assets of $336.1 million; the Adams merger added one bank location in Blue Springs, Missouri, with total assets of $115.8 million.  During the six months ended June 30, 2018, there was $5.8 million ($4.6 million after-tax) of merger expense principally related to the CBT, KBC and Adams mergers.

Diluted earnings per share were $1.02 for the six-month period ended June 30, 2018, as compared to $0.91 for the comparable period of 2017.  Weighted average fully diluted shares were 15,294,387 and 12,264,156 for the six months ended June 30, 2018 and 2017.  The increase in weighted average fully diluted shares reflect the issuance of 2,370,688 shares in connection with Equity’s November 2017 mergers with Eastman National Bancshares, Inc. (“Eastman”) and Cache Holdings, Inc. (“Cache”) and 1,164,912 shares in connection with Equity’s May 2018 mergers with KBC and Adams.

Net interest income was $58.7 million for the six months ended June 30, 2018 as compared to $41.1 million for the six months ended June 30, 2017, a $17.6 million or 42.9% increase.  The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.92% for the six months ended June 30, 2018 as compared to 3.93% for the six months ended June 30, 2017.

The provision for loan losses was $1.9 million for the six months ended June 30, 2018 as compared to $1.7 million for the six months ended June 30, 2017.  Net charge-offs for the six months ended June 30, 2018 were $335 thousand compared to net charge-offs of $587 thousand for the comparable period of 2017.

Total non-interest income was $8.8 million for the six months ended June 30, 2018 as compared to $7.3 million for the six months ended June 30, 2017.  Increases in service charges and fees and in debit card income are principally attributable to the addition of accounts and higher transaction volumes associated with the Eastman, Cache, KBC and Adams mergers.  Non-interest income includes the increase in value of bank owned life insurance of $1.2 million and $709 thousand for the six-month periods ended June 30, 2018 and 2017.

Total non-interest expense was $45.6 million for the six months ended June 30, 2018 as compared to $30.4 million for the six months ended June 30, 2017.  These results primarily reflect the effect of the November 2017 Eastman merger, which added four locations in Newkirk and Ponca City, Oklahoma, the November 2017 Cache merger, which added one location in Tulsa, Oklahoma, the May 2018 KBC merger, which added five locations in southwest Kansas and the May 2018 Adams merger, which added one additional location in Missouri.  In addition, the results reflect additional lending, customer service, corporate and operations staff indirectly attributable to mergers and organic growth and increased data processing costs due to increased accounts and higher transaction volumes.  Non-interest expense also includes merger expenses of $5.8 million ($4.5 million after-tax) for the six months ended June 30, 2018.  Merger expenses for the six months ended June 30, 2017, totaled $1.1 million ($660 thousand after-tax).

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

Equity’s effective tax rate for the six-month period ended June 30, 2018 was 22.2% as compared to 31.2% for the six-month period ended June 30, 2017.  On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was enacted, which reduced the U.S. federal statutory income tax rate from the 35% rate applicable in 2017 to 21% in 2018.  Equity’s estimated annual effective tax rate was reduced approximately 10 percentage points in 2018 principally due to this reduction in the U.S. federal statutory rate.  In addition to the statutory tax rates applicable in each period, the estimated annual effective tax rate for both 2018 and 2017 reflect the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expense and other non-deductible expense included in income before income taxes as well as available federal income tax credits.  Partially offsetting the benefit of the rate reduction was a decrease in excess tax benefits associated with the exercise of stock options recorded during the six months ended June 30, 2018, as compared to the same time period of the prior year.  Excess tax benefits were $6 thousand in the first six months of 2018, down $209 thousand from the excess tax benefits recorded in the first six months of 2017.

Financial Results for Quarter Ended June 30, 2018

Net income allocable to common stockholders was $6.9 million for the three months ended June 30, 2018, as compared to $6.4 million for the three months ended June 30, 2017, an increase of $513 thousand or 8.1%.

Diluted earnings per share were $0.44 for the three months ended June 30, 2018, as compared to $0.51 for the comparable period of 2017.  Weighted average fully diluted shares were 15,690,111 and 12,444,859 for the three months ended June 30, 2018 and 2017.  The increase in weighted average fully diluted shares reflect the issuance of 2,370,688 shares in connection with Equity’s November 2017 mergers with Eastman and Cache and 1,164,912 shares in connection with Equity’s May 2018 mergers with KBC and Adams.

Net interest income was $30.9 million for the three months ended June 30, 2018, as compared to $21.2 million for the three months ended June 30, 2017, a $9.7 million or 45.9% increase.  The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.93% for the three months ended June 30, 2018, as compared to 3.91% for the three months ended June 30,  2017.  The increase in net interest margin was primarily due to an overall increase in volume and yield of interest-earning assets including an increase in accretion of purchase accounting discounts related to the Eastman and Cache mergers and to a lesser extent the KBC and Adams mergers, partially offset by an overall increase in volumes and cost of interest-bearing liabilities.

The provision for loan losses was $750 thousand for the three months ended June 30, 2018, as compared to $628 thousand for the three months ended June 30, 2017.  For the three months ended June 30, 2018 we had a net recovery of $17 thousand compared to net charge-offs of $108 thousand for the same period in 2017.

Total non-interest income rose to $4.6 million for the three months ended June 30, 2018, versus $4.0 million for the three months ended June 30, 2017.  Increases in service charges and fees and debit card income are principally attributable to the addition of accounts and higher transaction volumes associated with the Eastman and Cache mergers, and to a lesser extent, the May 2018 mergers with KBC and Adams.  Non-interest income includes the increase in value of bank owned life insurance of $508 thousand and $354 thousand for the three-month periods ended June 30, 2018 and 2017.

Total non-interest expense was $26.0 million for the quarter ended June 30, 2018, compared to $15.1 million for the quarter ended June 30, 2017.  These results reflect the effect of the November 2017 addition of five locations in northern Oklahoma, the May 2018 addition of five locations in southwest Kansas and the addition of one location in Blue Springs, Missouri.  In addition, the results reflect additional lending, customer service, corporate and operations staff indirectly attributable to mergers and organic growth and increased data processing costs due to increased accounts and higher transaction volumes.  Non-interest expense also includes merger expenses of $5.2 million ($4.0

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

million after-tax) for the three months ended June 30, 2018.  Merger expenses for the three months ended June 30, 2017, totaled $136 thousand ($84 thousand after-tax).

Equity’s effective tax rate for the three months ended June 30, 2018, was 21.9% as compared to 32.4% for the quarter ended June 30, 2017.  The effective tax rates for each of the comparable periods reflect the applicable statutory tax rates as well as the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expense and other non-deductible expense included in income before income taxes as well as available federal income tax credits.  There were no excess benefits associated with the exercise of stock options recorded in the second quarter of 2018 as compared to $8 thousand in the comparable period of 2017.

Loans, Deposits, and Total Assets

Loans held for investment were $2.41 billion at June 30, 2018, compared to $2.10 billion at December 31, 2017, an increase of $308.2 million.  The increase in loans held for investment includes $159.9 million and $82.7 million of net loans acquired in the May 2018 KBC and Adams mergers and $65.6 million of other loan growth.

As of June 30, 2018, Equity’s allowance for loan losses to total loans was 0.42%, compared to 0.40% at December 31, 2017.  Total reserves, including purchase discounts, to total loans were approximately 1.11% as of June 30, 2018, compared to 1.21% at December 31, 2017.  Nonperforming assets of $45.6 million as of June 30, 2018, were 1.23% of total assets and included nonperforming assets of $3.2 million and $1.6 million acquired in the KBC and Adams mergers.  Nonperforming assets at December 31, 2017, were $48.2 million or 1.52% of total assets.

Total deposits were $2.64 billion at June 30, 2018, as compared to $2.38 billion at December 31, 2017.  Total deposits increased $253.0 million between December 31, 2017, and June 30, 2018.  This increase included $288.4 million of deposits assumed in the KBC merger and $97.1 million of deposits assumed in the Adams merger, partially offset by a reduction of $132.4 million in deposits primarily related to a planned reduction in brokered deposits assumed in prior mergers and decreases in public funds deposits from both expenditure of the funds by the entities and from the competitive nature of public funds deposits. Signature deposits were $1.83 billion at June 30, 2018, as compared to $1.61 billion at December 31, 2017.

At June 30, 2018, Equity had consolidated total assets of $3.71 billion, compared to $3.17 billion at December 31, 2017, an increase of $541.7 million.  The increase in total assets includes $336.1 million of total assets acquired in the KBC merger and $115.8 million of total assets acquired in the Adams merger.

Capital and Borrowings

In connection with the KBC  and Adams mergers, Equity issued 820,849 shares and 344,063 shares, in each case, valued at $39.11 per share, Equity’s closing price on May 4, 2018.  Net of $207 thousand of stock issuance costs, the KBC merger added $31.9 million to stockholders’ equity while the Adams merger added $13.2 million to stockholders’ equity, net of $237 thousand of stock issuance costs.

At June 30, 2018, common stockholders’ equity totaled $433.3 million, $27.44 per common share, compared to $374.1 million, $25.62 per common share, at December 31, 2017.  Tangible common equity was $286.7 million and tangible book value per common share was $18.16 at June 30, 2018.  Tangible common equity was $257.2 million and tangible book value per common share was $17.61 at December 31, 2017.  The ratio of common equity tier 1 capital to risk-weighted assets was approximately 11.13% and the total capital to risk-weighted assets was approximately 12.03% at June 30, 2018.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity Chairman and Chief Executive Officer, Brad Elliott, and Chief Financial Officer, Greg Kossover, will hold a conference call and webcast to discuss second quarter 2018 results on Friday, July 20, 2018 at 10 a.m. eastern time and 9 a.m. central time.

Investors, news media and other participants should register for the call or audio webcast at investor.equitybank.com. On Friday, July 20, 2018, participants may also dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 2492649.

Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.  Presentation slides to pair with the call or webcast will be posted one hour prior to the call at investor.equitybank.com.

A replay of the call and webcast will be available two hours following the close of the call until July 27, 2018, accessible at (855) 859-2056 with conference ID no. 2492649 at investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services.  As of June 30, 2018, Equity had $3.71 billion in consolidated total assets, with 48 locations throughout Kansas, Missouri, Arkansas and Oklahoma, including its corporate headquarters in Wichita and bank locations throughout the Kansas City and Tulsa metropolitan areas.  Learn more at www.equitybank.com.

Equity seeks to provide an enhanced banking experience for customers by providing a suite of sophisticated banking products and services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank.  Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.”

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control.  Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables.  The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2018 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, Form S-3 or Form S-4.  If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates.  Accordingly, you should not place undue reliance on any such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us.  In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights
•	Table 2. Consolidated Balance Sheets
•	Table 3. Consolidated Statements of Income
•	Table 4. Non-GAAP Financial Measures

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Statement of Income Data
Net interest income	$30,920	$27,787	$24,589	$20,321	$21,199
Provision for loan losses	750	1,170	503	727	628
Net gains (losses) from securities transactions	(2)	(8)	—	175	83
Other non-interest income	4,594	4,259	4,104	3,860	3,879
Total non-interest income	4,592	4,251	4,104	4,035	3,962
Merger expenses	5,236	531	3,267	1,023	136
Other non-interest expense	20,739	19,096	17,451	15,365	14,995
Total non-interest expense	25,975	19,627	20,718	16,388	15,131
Income before income taxes	8,787	11,241	7,472	7,241	9,402
Provision for income taxes	1,920	2,530	3,198	2,084	3,048
Net income	6,867	8,711	4,274	5,157	6,354
Net income allocable to common stockholders	6,867	8,711	4,274	5,157	6,354
Basic earnings per share	0.45	0.60	0.32	0.42	0.52
Diluted earnings per share	0.44	0.58	0.31	0.41	0.51

Balance Sheet Data (at period end)
Securities available-for-sale	$180,238	$174,717	$162,272	$81,116	$92,435
Securities held-to-maturity	665,995	522,021	535,462	528,944	532,159
Gross loans held for investment	2,411,471	2,125,324	2,103,279	1,540,761	1,529,396
Allowance for loan losses	10,083	9,316	8,498	7,969	7,568
Intangible assets, net	146,538	115,032	116,922	71,353	71,608
Total assets	3,712,185	3,176,062	3,170,509	2,405,426	2,408,624
Total deposits	2,635,048	2,368,297	2,382,013	1,868,493	1,819,677
Non-time deposits	1,829,902	1,647,105	1,605,514	1,223,244	1,163,904
Borrowings	631,501	414,415	401,652	235,098	292,302
Total liabilities	3,278,903	2,794,575	2,796,365	2,113,591	2,122,566
Total stockholders’ equity	433,282	381,487	374,144	291,835	286,058
Tangible common equity*	286,744	266,455	257,222	220,482	214,450

Selected Average Balance Sheet Data (quarterly average)
Total gross loans receivable	$2,317,071	$2,122,973	$1,850,045	$1,528,658	$1,519,289
Investment securities	767,038	699,055	669,220	621,055	613,914
Interest-earning assets	3,158,187	2,883,960	2,573,043	2,192,275	2,175,517
Total assets	3,475,786	3,169,131	2,820,548	2,402,599	2,382,886
Interest-bearing deposits	2,148,361	2,043,784	1,821,850	1,584,618	1,539,763
Borrowings	495,558	389,120	330,651	266,392	309,588
Total interest-bearing liabilities	2,643,919	2,432,904	2,152,501	1,851,010	1,849,351
Total deposits	2,556,982	2,390,648	2,140,490	1,837,726	1,781,181
Total liabilities	3,062,312	2,791,236	2,483,029	2,113,592	2,099,699
Total stockholders’ equity	413,474	377,895	337,519	289,007	283,187
Tangible common equity*	279,328	261,261	240,899	217,542	211,467

Performance Ratios
Return on average assets (ROAA) annualized	0.79%	1.11%	0.60%	0.85%	1.07%
Return on total average stockholders equity (ROAE) annualized	6.66%	9.35%	5.02%	7.08%	9.00%
Return on average tangible common equity (ROATCE) annualized*	10.58%	14.01%	7.41%	9.71%	12.36%
Yield on loans annualized	5.73%	5.55%	5.40%	5.30%	5.45%
Cost of interest-bearing deposits annualized	1.00%	0.94%	0.87%	0.82%	0.75%
Cost of total deposits annualized	0.84%	0.80%	0.74%	0.71%	0.65%
Net interest margin annualized	3.93%	3.91%	3.79%	3.68%	3.91%
Efficiency ratio*	58.40%	59.59%	60.82%	63.54%	59.79%
Non-interest income / average assets	0.53%	0.54%	0.58%	0.67%	0.67%
Non-interest expense / average assets	3.00%	2.51%	2.91%	2.71%	2.55%

Capital Ratios
Tier 1 Leverage Ratio	9.36%	9.45%	10.33%	10.32%	10.15%
Common Equity Tier 1 Capital Ratio	11.13%	11.80%	11.56%	13.33%	13.07%
Tier 1 Risk Based Capital Ratio	11.65%	12.41%	12.17%	14.15%	13.89%
Total Risk Based Capital Ratio	12.03%	12.81%	12.54%	14.62%	14.34%
Total stockholders’ equity to total assets	11.67%	12.01%	11.80%	12.13%	11.88%
Tangible common equity to tangible assets*	8.04%	8.70%	8.42%	9.45%	9.18%
Book value per common share	$27.44	$26.09	$25.62	$23.86	$23.44
Tangible book value per common share*	$18.16	$18.22	$17.61	$18.03	$17.57
Tangible book value per diluted common share*	$17.78	$17.85	$17.29	$17.64	$17.24

* The value noted is considered a Non-GAAP financial measure.  For a reconciliation of Non-GAAP financial measures, see Table 4. Non-GAAP Financial Measures.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Cash and due from banks	$46,704	$48,034
Federal funds sold	987	4,161

Cash and cash equivalents	47,691	52,195

Interest-bearing time deposits in other banks	6,991	3,496
Available-for-sale securities	180,238	162,272
Held-to-maturity securities, fair value of $653,012 and $532,744	665,995	535,462
Loans held for sale	43,875	16,344
Loans, net of allowance for loan losses of $10,083 and $8,498	2,401,388	2,094,781
Other real estate owned, net	7,623	7,907
Premises and equipment, net	73,312	63,449
Bank owned life insurance	72,067	68,384
Federal Reserve Bank and Federal Home Loan Bank stock	35,681	24,373
Interest receivable	14,343	12,371
Goodwill	125,485	104,907
Core deposit intangible, net	19,800	10,738
Other	17,696	13,830

Total assets	$3,712,185	$3,170,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$442,279	$366,530

Total non-interest bearing deposits	442,279	366,530

Savings, NOW, and money market	1,387,623	1,238,984
Time	805,146	776,499

Total interest-bearing deposits	2,192,769	2,015,483

Total deposits	2,635,048	2,382,013

Federal funds purchased and retail repurchase agreements	41,394	37,492
Federal Home Loan Bank advances	557,619	347,692
Bank stock loan	18,375	2,500
Subordinated debentures	14,113	13,968
Contractual obligations	1,734	1,967
Interest payable and other liabilities	10,620	10,733
Total liabilities	3,278,903	2,796,365

Stockholders’ equity
Common stock	173	161
Additional paid-in capital	377,800	331,339
Retained earnings	81,079	65,512
Accumulated other comprehensive loss	(5,994)	(3,092)
Employee stock loans	(121)	(121)
Treasury stock	(19,655)	(19,655)
Total stockholders’ equity	433,282	374,144
Total liabilities and stockholders’ equity	$3,712,185	$3,170,509

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

TABLE 3. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)

Three Months Ended June 30,		Six Months Ended June 30,
2018	2017	2018	2017

Interest and dividend income
Loans, including fees	$33,101	$20,662	$62,149	$40,062
Securities, taxable	4,112	3,224	7,835	5,948
Securities, nontaxable	1,025	862	1,904	1,647
Federal funds sold and other	593	334	1,066	640

Total interest and dividend income	38,831	25,082	72,954	48,297

Interest expense
Deposits	5,338	2,894	10,056	5,470
Federal funds purchased and retail repurchase agreements	24	13	47	25
Federal Home Loan Bank advances	2,094	734	3,393	1,236
Bank stock loan	156	0	183	0
Subordinated debentures	299	242	568	474

Total interest expense	7,911	3,883	14,247	7,205

Net interest income	30,920	21,199	58,707	41,092
Provision for loan losses	750	628	1,920	1,723

Net interest income after provision for loan losses	30,170	20,571	56,787	39,369
Non-interest income
Service charges and fees	1,729	1,224	3,309	2,449
Debit card income	1,522	1,205	2,775	2,210
Mortgage banking	312	540	625	1,025
Increase in value of bank owned life insurance	508	354	1,160	709
Net gains (loss) from securities transactions	(2)	83	(10)	96
Other	523	556	984	812

Total non-interest income	4,592	3,962	8,843	7,301

Non-interest expense
Salaries and employee benefits	11,629	8,236	22,520	16,042
Net occupancy and equipment	2,011	1,519	3,813	3,018
Data processing	1,968	1,191	3,642	2,352
Professional fees	844	462	1,559	978
Advertising and business development	665	624	1,284	1,142
Telecommunications	432	330	801	691
FDIC insurance	510	219	754	325
Courier and postage	303	236	558	462
Free nation-wide ATM cost	330	233	622	445
Amortization of core deposit intangible	625	235	1,009	444
Loan expense	145	282	491	459
Other real estate owned	(671)	70	(403)	275
Merger expenses	5,236	136	5,767	1,062
Other	1,948	1,358	3,185	2,662

Total non-interest expense	25,975	15,131	45,602	30,357

Income before income taxes	8,787	9,402	20,028	16,313
Provision for income taxes	1,920	3,048	4,450	5,095

Net income	$6,867	$6,354	$15,578	$11,218

Net income allocable to common stockholders	$6,867	$6,354	$15,578	$11,218

Basic earnings per share	$0.45	$0.52	$1.04	$0.93

Diluted earnings per share	$0.44	$0.51	$1.02	$0.91

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

TABLE 4. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total stockholders’ equity	$433,282	$381,487	$374,144	$291,835	$286,058
Less: goodwill	125,485	103,412	104,907	64,587	64,587
Less: core deposit intangibles, net	19,800	10,355	10,738	5,476	5,719
Less: mortgage servicing asset, net	14	16	17	19	20
Less: naming rights, net	1,239	1,249	1,260	1,271	1,282

Tangible common equity	$286,744	$266,455	$257,222	$220,482	$214,450
Common shares issued at period end	15,780,777	14,609,414	14,605,607	12,230,319	12,206,319
RSU shares vested	6,768	11,844	0	0	0

Common shares outstanding at period end	15,787,545	14,621,258	14,605,607	12,230,319	12,206,319

Diluted common shares outstanding at period end	16,131,096	14,923,798	14,873,257	12,501,484	12,441,429

Book value per common share	$27.44	$26.09	$25.62	$23.86	$23.44

Tangible book value per common share	$18.16	$18.22	$17.61	$18.03	$17.57

Tangible book value per diluted common share	$17.78	$17.85	$17.29	$ 17.64	$17.24

Total assets	$3,712,185	$3,176,062	$3,170,509	$2,405,426	$2,408,624
Less: goodwill	125,485	103,412	104,907	64,587	64,587
Less: core deposit intangibles, net	19,800	10,355	10,738	5,476	5,719
Less: mortgage servicing asset, net	14	16	17	19	20
Less: naming rights, net	1,239	1,249	1,260	1,271	1,282

Tangible assets	$3,565,647	$3,061,030	$3,053,587	$2,334,073	$2,337,016

Total stockholders’ equity to total assets	11.67%	12.01%	11.80%	12.13%	11.88%

Tangible common equity to tangible assets	8.04%	8.70%	8.42%	9.45%	9.18%

Total average stockholders’ equity	$413,474	$377,895	$337,519	$289,007	$283,187
Less: average intangible assets and preferred stock	134,146	116,634	96,620	71,465	71,720

Average tangible common equity	$279,328	$261,261	$240,899	$217,542	$211,467

Net income allocable to common stockholders	$6,867	$8,711	$4,274	$5,157	$6,354
Amortization of intangible assets	637	396	349	256	247
Less: Tax effect of intangible assets amortization	134	83	122	90	86

Adjusted net income allocable to common stockholders	$7,370	$9,024	$4,501	$5,323	$6,515

Return on total average stockholders’ equity (ROAE) annualized	6.66%	9.35%	5.02%	7.08%	9.00%

Return on average tangible common equity (ROATCE) annualized	10.58%	14.01%	7.41%	9.71%	12.36%

Non-interest expense	$25,975	$19,627	$20,718	$16,388	$15,131
Less: merger expenses	5,236	531	3,267	1,023	136

Non-interest expense, excluding merger expenses	$20,739	$19,096	$17,451	$15,365	$14,995

Net interest income	$30,920	$27,787	$24,589	$20,321	$21,199

Non-interest income	$4,592	$4,251	$4,104	$4,035	$3,962
Less: net gains (losses) from securities transactions	(2)	(8)	—	175	83

Non-interest income, excluding net gains (losses) from securities transactions	$4,594	$4,259	$4,104	$3,860	$3,879

Net interest income plus non-interest income, excluding net gains (losses) from securities transactions	$35,514	$32,046	$28,693	$24,181	$25,078
Non-interest expense to net interest income plus non-interest income	73.14%	61.26%	72.21%	67.29%	60.14%

Efficiency ratio	58.40%	59.59%	60.82%	63.54%	59.79%

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/19/2018

Investor Contact:

Jacob Willis

Investor Relations Officer

316-779-1675

jwillis@equitybank.com

investor.equitybank.com

Media Contact:

John Hanley

SVP, Director of Marketing

816-505-4063

jhanley@equitybank.com